Exhibit 23.2

Consent of UHY, LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-    ) of Acme United Corporation, of our report dated March 8, 2010 with respect to the consolidated financial statements and schedule of Acme United Corporation and subsidiaries included in its Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ UHY LLP
Houston, Texas
August 12, 2011